Exhibit 99.1

July 29, 2020

SiteOne Landscape Supply Announces Second Quarter 2020 Earnings

Second Quarter 2020 Highlights (Compared to Second Quarter 2019):

•	Net sales increased by 9% to $817.7 million

•	Organic Daily Sales increased by 3%

•	Gross profit increased 11% to $286.1 million; gross margin increased 70 basis points to 35.0%

•	Net income increased 22% to $79.1 million

•	Adjusted EBITDA increased 16% to $132.1 million; Adjusted EBITDA margin increased 100 basis points to 16.2%

•	Net cash provided by operating activities increased to $184.7 million, compared to $37.1 million for the same period last year

ROSWELL, Ga. — (BUSINESS WIRE) — SiteOne Landscape Supply, Inc. (the “Company” or “SiteOne”) (NYSE: SITE) announced earnings for its second quarter ended June 28, 2020 (“Second Quarter 2020”).

“I am extremely proud of our team as we work together during this very challenging year to operate safely, provide exceptional service and support to our customers, manage our business well and take care of our associates all along the way,” said Doug Black, Chairman and CEO of SiteOne. “As a result, we delivered strong results for all stakeholders during the quarter. After a challenging April, sales recovered strongly in May and June as COVID-related restrictions were eased in most geographies. We have seen particular strength in residential repair & upgrade demand where stay-at-home orders are spurring homeowners to invest in their outdoor living spaces. Growth across the business, combined with effective cost management and good performance from our acquisitions helped drive meaningful improvement in year-over-year profitability and cash flow. We are now cautiously optimistic for the second half of the year given the robust recovery in residential construction, continued strength in repair & upgrade and steady maintenance demand. Given our more positive outlook, we have also resumed acquisition activities and now expect to close additional deals in the coming months. Overall, we remain well-positioned to navigate this uncertain environment in the near-term while leveraging our unique leadership position and capabilities to execute our strategy and deliver long-term performance and growth for all stakeholders.”

Second Quarter 2020 Results

Net sales increased to $817.7 million, or 9%, compared to $752.4 million for the prior-year period. Organic Daily Sales increased 3% compared to the prior year period driven by strong demand in our end markets partially offset by the impact of COVID-19 restrictions. Acquisitions contributed $42.6 million, or 6%, to net sales growth for the quarter.

Gross profit increased to $286.1 million, or 11%, compared to $258.0 million for the prior-year period. Gross margin increased 70 basis points to 35.0% due to lower freight costs and contributions from acquisitions which carry higher gross margin.

Selling, general and administrative expenses (“SG&A”) increased to $175.0 million from $166.7 million in the same period last year. SG&A as a percent of net sales decreased to 21.4%, an improvement of 80 basis points compared to the same period last year due to organic sales growth and tight cost management in response to the COVID-19 pandemic.

Net income improved by 22% to $79.1 million, compared to $64.7 million during the same period in the prior year, driven by higher net sales, SG&A leverage, and gross margin improvement.

Adjusted EBITDA increased 16% to $132.1 million, compared to $114.3 million for the prior-year period. Adjusted EBITDA margin increased 100 basis points to 16.2% driven by improved gross margin and SG&A leverage.

Cash flow from operations increased to $184.7 million, compared to $37.1 million for the prior-year period due to improved profitability and good working capital management.

Balance Sheet and Liquidity

Net debt, calculated as long-term debt (net of issuance costs and discounts) plus finance leases, net of cash and cash equivalents on our balance sheet as of June 28, 2020, was $476.5 million compared to $621.7 million as of June 30, 2019. Net debt to Adjusted EBITDA for the last twelve months was 2.2 times compared to 3.3 times at the same time last year.

As of June 28, 2020, SiteOne had $163.8 million cash on hand and $187.3 million in available capacity under its ABL Facility.

Outlook

We have continued to see strong sales growth so far in July and the underlying market trends are positive. That said, we are facing tougher comparable sales growth from last year as we move into our heavy fall season in September and October. While there continues to be uncertainty associated with COVID-19 developments and the overall economy, we are reintroducing full year 2020 guidance given the improved trends and near-term visibility. We now expect Adjusted EBITDA to be in the range of $205 million to $225 million. This guidance does not include any contributions from unannounced acquisitions.

Conference Call Information

SiteOne management will host a conference call today, July 29, 2020, at 8:00 a.m. Eastern Time, to discuss the Company’s financial results. The conference call may be accessed by dialing (877) 705-6003 (domestic) or (201) 493-6725 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13707090. The replay will be available until 11:59 p.m. (ET) on August 12, 2020.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.siteone.com. The online replay will be available for 30 days on the same website immediately following the call. A slide presentation highlighting the Company’s results and key performance indicators will also be available on the Investor Relations section of the Company’s website.

To learn more about SiteOne, please visit the company's website at http://investors.siteone.com.

About SiteOne Landscape Supply, Inc.

SiteOne Landscape Supply, Inc. is the largest and only national wholesale distributor of landscape supplies in the United States and has a growing presence in Canada. Its customers are primarily residential and commercial landscape professionals who specialize in the design, installation and maintenance of lawns, gardens, golf courses and other outdoor spaces.

Investor Relations Contact:

SiteOne Landscape Supply, Inc.

Investor Relations

470-270-7011

investors@siteone.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our 2020 Adjusted EBITDA outlook. Some of the forward-looking statements can be identified by the use of terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms, and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: the potential negative impact of the COVID-19 pandemic (which, among other things, may exacerbate each of the risk listed below); economic downturn or recession; cyclicality in residential and commercial construction markets; general economic and financial conditions; weather conditions, seasonality and availability of water to end-users; public perceptions that our products and services are not environmentally friendly; competitive industry pressures; product shortages and the loss of key suppliers; product price fluctuations; ability to pass along product cost increases; inventory management risks; ability to implement our business strategies and achieve our growth objectives; acquisition and integration risks; increased operating costs; risks associated with our large labor force (including work stoppages due to COVID-19); retention of key personnel; construction defect and product liability claims; impairment of goodwill; adverse credit and financial markets events and conditions (which have worsened and may continue to worse as a result of the COVID-19 pandemic); credit sale risks; performance of individual branches; environmental, health and safety laws and regulations; hazardous materials and related materials; laws and government regulations applicable to our business that could negatively impact demand for our products; computer data processing systems; cybersecurity incidents (including the July 2020 ransomware attack); security of personal information about our customers; intellectual property and other proprietary rights; the possibility of securities litigation; unanticipated changes in our tax provisions; our substantial indebtedness and our ability to obtain financing in the future; increases in interest rates; risks related to our common stock; terrorism or the threat of terrorism; and other risks, as described in Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the fiscal year ended December 29, 2019, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, including Forms 10-Q and 8-K.

Non-GAAP Financial Information

This release includes certain financial information, not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the information contained in the historical financial information of the Company prepared in accordance with U.S. GAAP that is set forth herein.

We present Adjusted EBITDA in order to evaluate the operating performance and efficiency of our business. Adjusted EBITDA represents EBITDA as further adjusted for items permitted under the covenants of our credit facilities. EBITDA represents our net income (loss) plus the sum of income tax (benefit), interest expense, net of interest income, and depreciation and amortization. Adjusted EBITDA is further adjusted for stock-based compensation expense, (gain) loss on sale of assets and other non-cash items, other non-recurring (income) and loss. Adjusted EBITDA does not include pre-acquisition acquired Adjusted EBITDA. Adjusted EBITDA is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of Adjusted EBITDA instead of net income has limitations as an analytical tool. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies, limiting its usefulness as a comparative measure. Net debt is defined as long-term debt (net of issuance costs and discounts) plus finance leases, net of cash and cash-equivalents on our balance sheet. Leverage Ratio is defined as Net Debt to trailing twelve months Adjusted EBITDA. Free Cash Flow is defined as Cash Flow from Operating Activities, less capital expenditures. We define Organic Daily Sales as Organic Sales divided by the number of Selling Days in the relevant reporting period. We define Organic Sales as Net sales, including Net sales from newly-opened greenfield branches, but excluding Net sales from acquired branches until they have been under our ownership for at least four full fiscal quarters at the start of the fiscal year. Selling Days are the number of business days, excluding Saturdays, Sundays and holidays, that SiteOne branches are open during the relevant reporting period.

SiteOne Landscape Supply, Inc.

Consolidated Balance Sheets

(In millions, except share and per share data)

	June 28, 2020	December 29, 2019
Assets
Current assets:
Cash and cash equivalents	$163.8	$19.0
Accounts receivable, net of allowance for doubtful accounts of $8.0 and $8.3, respectively	332.7	283.4
Inventory, net	465.5	427.1
Income tax receivable	—	7.0
Prepaid expenses and other current assets	31.4	29.3
Total current assets	993.4	765.8

Property and equipment, net	111.9	104.9
Operating lease right-of-use assets, net	235.7	231.0
Goodwill	205.9	181.3
Intangible assets, net	155.7	150.6
Deferred tax assets	1.6	1.9
Other assets	6.9	7.8
Total assets	$1,711.1	$1,443.3

Liabilities and Equity
Current liabilities:
Accounts payable	$239.0	$162.2
Current portion of finance leases	8.8	6.7
Current portion of operating leases	50.5	48.6
Accrued compensation	37.5	39.7
Long-term debt, current portion	4.5	4.5
Income tax payable	2.4	—
Accrued liabilities	66.9	49.1
Total current liabilities	409.6	310.8

Other long-term liabilities	18.7	13.2
Finance leases, less current portion	21.7	16.2
Operating leases, less current portion	190.1	186.3
Deferred tax liabilities	3.4	3.2
Long-term debt, less current portion	605.3	520.4
Total liabilities	1,248.8	1,050.1

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01; 1,000,000,000 shares authorized; 41,998,876 and 41,591,727 shares issued, and 41,977,965 and 41,570,816 shares outstanding at June 28, 2020 and December 29, 2019, respectively	0.4	0.4
Additional paid-in capital	273.0	261.5
Retained earnings	199.4	137.8
Accumulated other comprehensive loss	(10.5)	(6.5)
Total equity	462.3	393.2
Total liabilities and equity	$1,711.1	$1,443.3

SiteOne Landscape Supply, Inc.

Consolidated Statements of Operations (Unaudited)

(In millions, except share and per share data)

	Three Months Ended		Six Months Ended
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
Net sales	$817.7	$752.4	$1,277.5	$1,169.7
Cost of goods sold	531.6	494.4	848.6	781.7
Gross profit	286.1	258.0	428.9	388.0

Selling, general and administrative expenses	175.0	166.7	342.1	322.5
Other income	1.2	1.4	2.2	2.5
Operating income	112.3	92.7	89.0	68.0

Interest and other non-operating expenses, net	7.6	8.7	15.3	17.7
Income before taxes	104.7	84.0	73.7	50.3
Income tax expense	25.6	19.3	12.1	9.7
Net income	$79.1	$64.7	$61.6	$40.6

Net income per common share:
Basic	$1.89	$1.57	$1.47	$0.99
Diluted	$1.83	$1.52	$1.43	$0.95
Weighted average number of common shares outstanding:
Basic	41,950,914	41,099,329	41,858,615	41,031,776
Diluted	43,114,035	42,687,841	43,081,617	42,607,074

SiteOne Landscape Supply, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Six Months Ended
	June 28, 2020	June 30, 2019
Cash Flows from Operating Activities:
Net income	$61.6	$40.6
Adjustments to reconcile Net income to net cash provided by (used in) operating activities:
Amortization of finance lease right-of-use assets and depreciation	14.2	12.8
Stock-based compensation	5.3	7.2
Amortization of software and intangible assets	18.5	17.3
Amortization of debt related costs	1.0	1.0
Loss on extinguishment of debt	—	0.4
Loss on sale of equipment	0.2	0.1
Other	1.2	0.8
Changes in operating assets and liabilities, net of the effects of acquisitions:
Receivables	(47.8)	(56.3)
Inventory	(33.0)	(68.5)
Income tax receivable	7.0	9.7
Prepaid expenses and other assets	(1.8)	0.4
Accounts payable	73.7	29.9
Income tax payable	2.4	—
Accrued expenses and other liabilities	16.6	(6.8)
Net Cash Provided By (Used In) Operating Activities	$119.1	$(11.4)

Cash Flows from Investing Activities:
Purchases of property and equipment	(9.5)	(12.7)
Purchases of intangible assets	(1.2)	(0.6)
Acquisitions, net of cash acquired	(45.3)	(35.5)
Proceeds from the sale of property and equipment	0.5	0.4
Net Cash Used In Investing Activities	$(55.5)	$(48.4)

Cash Flows from Financing Activities:
Equity proceeds from common stock	7.7	2.9
Repayments under term loan	(2.2)	(3.4)
Borrowings on asset-based credit facility	285.4	229.2
Repayments on asset-based credit facility	(199.2)	(155.5)
Payments of debt issuance costs	—	(0.9)
Payments on finance lease obligations	(3.9)	(3.3)
Payments of acquisition related contingent obligations	(4.7)	(0.9)
Other financing activities	(1.7)	(0.5)
Net Cash Provided By Financing Activities	$81.4	$67.6

Effect of exchange rate on cash	(0.2)	0.1
Net Change In Cash	144.8	7.9

Cash and cash equivalents:
Beginning	19.0	17.3
Ending	$163.8	$25.2

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for interest	14.3	17.6
Cash paid during the year for income taxes	0.8	1.0

SiteOne Landscape Supply, Inc.

Adjusted EBITDA Reconciliation

(In millions, unaudited)

The following table presents a reconciliation of Adjusted EBITDA to Net income (loss):

(In millions)
	2020		2019				2018
	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Reported net income (loss)	$79.1	$(17.5)	$2.5	$34.6	$64.7	$(24.1)	$(2.1)	$29.9
Income tax (benefit) expense	25.6	(13.5)	(5.6)	9.7	19.3	(9.6)	(5.6)	2.4
Interest expense, net	7.6	7.7	7.5	8.2	8.7	9.0	8.3	9.2
Depreciation and amortization	16.4	16.3	14.8	14.6	14.7	15.4	14.0	14.1
EBITDA	128.7	(7.0)	19.2	67.1	107.4	(9.3)	14.6	55.6
Stock-based compensation(a)	2.8	2.5	2.0	2.5	5.4	1.8	1.8	1.9
(Gain) loss on sale of assets(b)	0.1	0.1	0.1	0.1	—	0.1	(0.1)	(0.3)
Financing fees(c)	—	—	—	—	—	—	0.1	0.7
Acquisitions and other adjustments(d)	0.5	0.8	0.9	0.8	1.5	1.5	1.7	2.1
Adjusted EBITDA(e)	$132.1	$(3.6)	$22.2	$70.5	$114.3	$(5.9)	$18.1	$60.0

(a)	Represents stock-based compensation expense recorded during the period.
(b)	Represents any gain or loss associated with the sale of assets not in the ordinary course of business.
(c)	Represents fees associated with our debt refinancing and debt amendments.
(d)	Represents professional fees, retention and severance payments, and performance bonuses related to historical acquisitions. Although we have incurred professional fees, retention and severance payments, and performance bonuses related to acquisitions in several historical periods and expect to incur such fees and payments for any future acquisitions, we cannot predict the timing or amount of any such fees or payments.
(e)	Adjusted EBITDA excludes any earnings or loss of acquisitions prior to their respective acquisition dates for all periods presented.

SiteOne Landscape Supply, Inc.

Organic Daily Sales to Net sales Reconciliation

(In millions, except Selling Days; unaudited)

The following table presents a reconciliation of Organic Daily Sales to Net sales:

	2020		2019
	Qtr 2	Qtr 1	Qtr 2	Qtr 1
Reported Net sales	$817.7	$459.8	$752.4	$417.3
Organic Sales(a)	758.2	434.8	735.5	413.0
Acquisition contribution(b)	59.5	25.0	16.9	4.3
Selling Days	64	64	64	64
Organic Daily Sales	$11.8	$6.8	$11.5	$6.5

(a)	Organic Sales equal Net sales less Net sales from branches acquired in 2019 and 2020.
(b)	Represents Net sales from acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the 2020 Fiscal Year. Includes Net sales from branches acquired in 2019 and 2020.